Exhibit 10.8

TALENT ENDORSEMENT AGREEMENT

THIS SUPPLEMENTAL AGREEMENT is made as of this _____ day of ______________ 2013 by and between Tigrent Learning UK Limited of Boston House, 69 — 75 Boston Manor Road, Brentford, Middlesex, TW8 9.1J (“Company”) and Celebrity Speakers of 90 High Street, Burnham, Buckinghamshire, SL1 7JT (“CSA”) agent for Robbie Fowler (“Talent”) in his individual capacity or his duly appointed Representative (collectively the “Parties”).

WITNESSETH:

WHEREAS,

1.	Talent is currently a well-known public figure;

2.	Company has entered into an agreement dated 2nd November 2012 with CSA (“Primary Agreement”) to engage the services of the Talent to endorse the Company’s new property training course “Property Academy” (“Property Training Course”) to be launched in 2013 as specified in clause 5 of the schedule to the Primary Agreement.

3.	Company is engaged in developing, creating and providing educational training, products and materials related to real estate, securities and options trading and investment, as well as general wealth building and investing strategies, principles and motivation.

4.	It is hereby acknowledged by the Parties that the Company is desirous of acquiring the right and license to utilize Talent’s name and brand, likeness and image to endorse by way of advertisement, promotion, and sale of a new property training brand (“Property Academy”) to be launched by the Company and as defined in this Agreement and Talent is willing to grant such right and license as herein below provided.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, it is agreed as follows:

1.	DEFINITIONS

The following meanings shall apply to this agreement:

1.	“Commencement Date” means: 1st January 2013.

2.	“Materials” means: Power Point Presentations, Marketing Collaterals, Banners, Workbooks, Flyers or any other physical item required for the promotion and delivery of the Company’s new Property Training Course “Property Academy”.

3.	“Product” means: The products and materials the Company develops, creates or provides in connection with its educational training, products and materials relating to the Property Training Course.

4.	“Property” means: Talents name, initials, facsimile signature, photograph, video or images, likeness or other such pre-approved copy.

5.	“Property Training Course” means: the property training course developed or to be developed by the Company to be called and marketed under the name/brand “Property Academy” or any other such name as agreed by the Parties.

6.	“Territory” means: United Kingdom.

7.	“Term” means: 1.5t January 2013 to 315t December 2013 or until terminated under the provisions of this Agreement or the Primary Agreement.

2.	GRANT OF RIGHTS

Subject to the terms and conditions and in consideration of the payments set forth herein and in the Primary Agreement, CSA as disclosed agent for Talent grants to Company from the Commencement Date the right and license during the Term of this Agreement in the Territory to use the “Property” in connection with the advertisement, promotion, and sale of the Property Training Course and the Product as well as the right to use such Property on the Product and related packaging. The above license grant shall apply to all material objects of the Property, in which the Property is fixed by any method now known or later developed, and from which the Property can be perceived, reproduced, or otherwise communicated, either directly or with the aid of a machine or device. The parties further understand and agree that Company hereby reserves the right to display its copyright notice on advertisements, promotions or other materials as well as all Product, no matter what form or media, containing the Property subject always to all and any copyright or other interests of the Talent.

CSA on behalf of Talent further grants and assigns to Company the right to enforce applicable copyright and intellectual property laws against third party infringers or malfeasors on Talent’s behalf or in Talent’s name.

2A.	ADDITIONAL DUTIES AND PUBLIC APPEARANCES

In accordance with the Primary Agreement, the Talent agrees that during the Term, he will make public appearances at the request of the Company, to include appearing at Company events and/or participating in photo shoots as requested by Company, not to exceed more than four such appearances or photo shoots per calendar year. Any public appearance and/or photo shoot must be approved by the Talent prior to his agreement to attend, which shall not be unreasonably withheld providing the Talent does not have any prior professional or other commitments and reasonable and adequate notice is given and received by CSA on behalf of Talent. The parties agree that Company will pay any necessary and reasonable travel and lodging expenses incurred by Talent in making such requested appearances as per “part 1” of the Primary Agreement.

3.	TERM

This Agreement shall be effective as of the date of execution by both parties. The period of license granted shall be for the Term and shall extend for a period of twenty four (24) months or until terminated as per clause 8 herein. It is agreed that the Term may be extended upon mutual agreement between the parties.

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4.	COMPENSATION

In consideration for the licenses granted hereunder, Company agrees to pay to CSA as follows:

a.	A [***]in the amount of [***]of Company’s revenues from sales of the Property Training Course and all Products after deductions for VAT, returns, refunds

b.	Company shall be responsible for the tracking of sales of the Property Training Course and all Products containing the Property and providing to CSA:

i.	A monthly list of the sales of Property Training Course and Product (with supporting sales prices and reconciled reports).

ii.	Payment to CSA no later than thirty (30) days after receipt of invoice from CSA. CSA shall submit invoice to the Company no later than thirty (30) days after Company provides CSA with the list of the sales of Product (containing the Property with such supporting information that may be required or requested to be disclosed).

c.	CSA shall have the right to request an independent audit of the sales of the Product containing the Property which the Company agrees to assist within a reasonable period of time of such request.

5.	REVIEW OF MATERIALS

a.	Talent shall have the right of approval in respect of all Product being proposed as any part of the Property appearing or integrated into it and all proposed use of the Property (including to whom the Property is distributed for sale if other than the general public) prior to public release and distribution.

b.	All Materials or any part thereof shall be sent by the Company to CSA for approval by Talent.

c.	Talent shall have seven (7) days following receipt of such Materials or any part thereof displaying the intended use of the Property to review and for CSA to provide to Company written approval for such use.

d.	In the event that Talent objects to the Products or any part thereof and/or any proposed use of the Property, CSA on behalf of Talent shall submit to Company, within seven (7) days following Company’s official submission of materials, a written request for revisions. Talent shall not make any request for unreasonable revisions and shall not withhold consent for any proposed use of the Property unreasonably.

e.	In the event that Talent does not provide either written approval of materials or a written request for revisions of such materials containing a proposed use of the Property within ten (10) days following Company’s submission of such materials to Talent for review, such non-response shall automatically be deemed to be an acceptance and approval of the proposed use of the Property.

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6.	RESERVATION OF RIGHTS

a.	Subject to the terms of this Agreement, Talent shall retain all rights in and to his name and in the Property, his right of publicity, and the endorsement and, whether during the Term or any extension thereof, Talent shall not be prevented from using, permitting, or licensing by whatever means ,others to use his name or endorsement in connection with the advertisement, promotion, and sale of any product or service other than the Product or those that are substantially similar to the Product, including but not limited to all real estate, securities and/or options trading and investment educational trainings, products, materials. Company and Talent agree that they shall take all necessary steps during the Term to protect the endorsement in connection with the advertisement, promotion, and sale of the Product, subject always to the Company bearing any costs or liabilities in taking such steps and fully indemnifying the Talent and his agent in respect thereof.

b.	It is understood and agreed that Talent shall retain all copyright and all other rights, title, and interest in the Property, including his likeness, name, and/or trademarks, where applicable, except as licensed hereunder.

c.	Subject to the terms of this Agreement and in particular 5 above, it is understood and agreed that Company shall retain all right, title, and interest, including but not limited to all copyright interest, in and to the Product and any advertising or marketing collateral and/or materials created utilizing the Property under the license granted herein. The Company agrees to defend and fully indemnify the Talent and/or his agents in respect of such rights retained by the Company.

d.	The parties agree to execute any documents reasonably requested by the other party to affect any of the above provisions. The Company agrees to defend and fully indemnify the Talent and/or his agents of any costs that may be incurred in complying with this provision.

7.	REPRESENTATIONS, WARRANTIES AND INDEMNITY

a.	Talent represents and warrants that he has not granted nor will he grant to any other party any right, permission, or license to use the Property in connection with the advertisement, sale, or promotion of the Product or in connection with products that are identical or substantially similar to the Product.

b.	Talent further represents and warrants to Company that he has the full right, power, and authority to grant the Property herein.

c.	Talent further represents and warrants that he has not misrepresented or concealed anything with respect to his background that may have a prejudicial effect on the value of the endorsement, that he is in good health, and that he has not engaged nor will he engage during the Term of this Agreement in any activity (criminal or otherwise) that could potentially have a negative impact on the Product.

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d.	Company agrees to defend, indemnify, and hold Talent harmless against all costs, expenses, and losses (including reasonable attorney fees and costs) incurred through claims of third parties against Talent based on the manufacture or sale of the Product including, but not limited to, actions founded on product liability.

e.	Talent agrees to defend, indemnify, and hold Company, and its officers, directors, agents, and employees, harmless against all costs, expenses, and losses (including reasonable legal fees and costs) incurred through claims of third parties against Company based on a breach by Talent of any representation and/or warranty made in this Agreement or with respect to any third-party claims for infringement involving the use of the Property by Company.

8.	TERMINATION

a.	Except as provided in this Section 8, this Agreement shall terminate immediately upon the earlier of (i) the Term of this Agreement or (ii) dissolving of Company and/or Company’s complete cessation of doing all business.

b.	Either party shall have the right to terminate this Agreement immediately in the event that Talent or the Company does any of the following:

i.	Engages in illegal, immoral, or criminal conduct resulting in a felony conviction;

ii.	Misrepresents or conceals anything in their background that could be detrimental to the value of the endorsement being made;

iii.	Engages in conduct contrary to the best interests of the other party;

iv.	Engages in conduct that reasonably offends the sensitivities of a significant portion of the population; or

v.	Engages in conduct that could bring the other party into public disrepute.

c.	Either party may terminate this provision at any time during the Term, in the event either party is guilty of a material breach of this Agreement, having been given notice of such breach and the breach not being rectified within a reasonable period of time.

9.	POST-TERMINATION RIGHTS

a.	Talent agrees that Company shall, for a period of nine (9) months (Sell-Off Period) following the effective date of termination, have the right to continue to sell Product bearing the Property and/or utilize advertising materials and collateral bearing the Property. Such sales and use shall be made subject to all the provisions of this Agreement and in particular clause 4 hereof.

b.	Upon the expiration or termination of this Agreement, all rights granted to Company under this Agreement shall forthwith terminate and immediately revert to Talent, and Company shall, following the completion of the Sell-Off Period discontinue all use of and reference to the Property.

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10.	RELATIONSHIP OF THE PARTIES

Nothing contained in this Agreement shall be construed as establishing a partnership, or a joint venture relationship between Talent and Company.

11.	FORCE MAJEURE

Neither party will be liable for, or will be considered to be in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions that are beyond such Party’s reasonable control and that such Party is unable to overcome through the exercise of commercially reasonable diligence. If any force majeure event occurs, the affected Party will give prompt written notice to the other Party and will use commercially reasonable efforts to minimize the impact of the event.

12.	NOTICES

Notice: Each notice, request or demand given or required to be given pursuant to this Agreement shall be in writing and shall deemed sufficiently given if both emailed and deposited in the United Kingdom mail, registered First Class, postage pre-paid, and addressed to the address of the intended recipient set forth below, or to such other address as may be specified in this Agreement or in writing by the parties and receipt shall be deemed if sent by (i) email on the same day if sent on a day open for business and (ii) post on the second day from posting, open for business.

If to Company	Name:	lain Edwards
	Address:	Tigrent Learning UK Ltd
Boston House
69 — 75 Boston Manor Road
Brentford
Middlesex
TW8 9.1.1
England
	Telephone:	02089 966700
	Facsimile:	02089 966701
	Email:	iainedwards@tiRrent.com

If to CSA	Name:	Sharon Bowler
	Address:	Celebrity Speakers Ltd
90 High Street Burnham
Buckinghamshire
SL1 7JT England
	Telephone:	01628 601400
	Facsimile:	01628 601401
	Email:	Sharon@speakers.co.uk

If to Talent	Name:	Robbie Fowler
	Address:	c/o Celebrity Speakers Ltd — As above

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13.	JURISDICTION/DISPUTES

This Agreement shall be deemed to have been made in England. This Agreement shall be governed by the laws of England and Wales, and all actions brought hereunder whether at law or in equity shall be brought in England. The parties hereby agree that any and all claims arising from or in connection with the subject matter of this Agreement must be brought in England before the County Court or High Court.

14.	AGREEMENT BINDING ON SUCCESSORS

The provisions of the Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, their heirs, administrators, successors and assigns.

15.	ASSIGNABILITY

The Parties may not assign this Agreement or the rights and obligations hereunder to any third party without the prior express written approval of the other Party.

16.	WAIVER

No delay, failure or waiver by either party to exercise any right or remedy under this Agreement, and no partial or single exercise, will operate to limit, preclude, cancel, waive or otherwise affect such right or remedy, nor will any single or partial exercise limit, preclude, impair or waive any further exercise of such right or remedy or the exercise of any other right or remedy.

17.	SEVERABILITY

If any term, clause or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be deemed to be severed from the Agreement.

18.	SURVIVAL

The parties’ rights and obligations under the Primary Agreement and Articles 4, 6, 7, 9, 10, 12, 13, 14, and 15 shall survive any expiration or earlier termination of this Agreement.

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19.	HEADINGS

All section and subsection headings contained in this Agreement are for convenience only and shall not be deemed to constitute a part of this Agreement nor affect the meaning of same.

20.	NO DRAFTER

Both parties warrant and represent that each have had equal input in drafting this Agreement and have had the opportunity to consult with independent legal counsel.

21.	EXPENSES

Bar those covered in clause 1A, each party shall bear all expenses incidental to the performance of its obligations under this Agreement.

22.	SEPARATE COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

23.	ENTENT OF AGREEMENT

This Agreement is subject to the terms of the Primary Agreement and both agreements supersede any and all other agreements, either verbal or in writing between the parties hereto with respect to the use of Talent’s Property by Company, and contains all of the covenants and agreements between the parties with respect to such use in any manner whatsoever providing that the terms of the Primary Agreement shall remain effective at all times and such terms shall take precedence in the event of any conflict between the terms. Each party to this Agreement acknowledges that no representation, inducements, promises, or agreements, verbally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party, other than as expressed in the Primary Agreement and any other written agreement dated concurrent with or after this Agreement shall be valid as between the signing parties thereto provided always such agreement does not override or conflict with the terms of the Primary Agreement.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal the day indicated.

COMPANY	CSA on behalf of TALENT
Tigrent Learning UK Limited

lain Edwards (authorized signatory)	Sharon Bowler (authorized signatory)

Date	Date

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